UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2007.

AEGIS INDUSTRIES, INC.
(formerly Major Creations Incorporated)
(Exact name of registrant as specified in its charter)

Nevada	000-51936	98-0420577
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

75200 Shady Grove Road, Suite 202, Rockville, Maryland	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (831) 402-4445

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 8 – Other Events Item 8.01 Other Events.

On November 24, 2006 Aegis Industries, Inc. (the “Corporation”) filed a Current Report on Form 8-K disclosing its entry, on November 16, 2006, into a certain non-binding letter of intent (the “Letter of Intent”) with Aegis Industries, Inc., a Delaware corporation bearing the same name as the Corporation (“Aegis Delaware”), which Letter of Intent had been extended through, and expired on, May 4, 2007. As of the date of this Current Report on Form 8-K the Corporation and Aegis Delaware are under no obligation to, and have no present intention of, completing the transaction contemplated in the original Letter of Intent.

On May 11, 2007 Wall Street Reporter® Magazine (the “Magazine”) issued a certain press release (the “Magazine Press Release”) announcing the availability, on its website, of an interview the Magazine conducted on April 19, 2007 with our then-President, Paul Evancoe, and with Brendan Reilly (“Reilly”), the Chief Executive Officer and President of Z5 Technologies, LLC (“Z5”), a private limited liability company with which the Corporation has entered into a certain letter of intent dated March 19, 2007 (the “Z5 Letter of Intent”), and pursuant to the terms of which Z5 and the Corporation are to negotiate a formal, definitive merger agreement (the “Agreement”).

The Magazine Press Release stated that Reilly was the incoming Chief Executive Officer of the Corporation, however, at the date of the Press Release, and as of the date of this Current Report on Form 8-K, the Corporation and Z5 have not yet entered into an Agreement as contemplated by the Z5 Letter of Intent, and, although both parties intend to continue to work toward that end, there can be no assurance that an Agreement on terms acceptable to both parties will ever be reached, or, if such an Agreement is reached, that Reilly will assume the role of Chief Executive Officer of the Corporation. Furthermore, at the date of the Magazine Press Release, and as of the date of this Current Report on Form 8-K, Paul Evancoe is no longer the President of the Corporation, having resigned, as previously disclosed, on May 4, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 17, 2007	AEGIS INDUSTRIES, INC.

	By:	/s/ Dennis Mee
Dennis Mee
Interim President, Chief Financial
Officer & Secretary